UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2008

Barrier Therapeutics, Inc.

(Exact name of registrant specified in its charter)

Delaware	000-50680	22-3828030
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 College Road East, Suite 3200, Princeton, New Jersey 08540

(Address of principal executive offices)

(609) 945-1200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Anne VanLent Separation Agreement

As previously disclosed, Barrier Therapeutics, Inc. (the “Company”) and Anne VanLent, the Company’s Executive Vice President, Chief Financial Officer and Treasurer, agreed to a mutual separation, whereby Ms. VanLent stepped down as Chief Financial Officer of the Company on April 30, 2008. Under a separation agreement dated April 30, 2008, Ms. VanLent will be entitled to benefits based substantially on the terms and conditions contained in her Amended and Restated Employment Agreement dated December 6, 2006. In connection with this mutual separation, the Company will do the following:

•

Pay to Ms. VanLent within thirty (30) days of April 30, 2008 an amount equal to 1.0 times her base salary plus 1 times her target 2008 cash bonus, in a lump sum, less applicable withholdings, for a total payment equaling $369,000;

•

Within thirty (30) days of April 30, 2008, the Company will pay to Ms. VanLent a pro rata bonus payment for 2008 which is equal to $31,967, which represents 33% of Ms. VanLent’s target 2008 annual cash bonus;

•

The Company will continue Ms. VanLent’s medical benefits until the earlier of either (i) the end of the twelve month period following April 30, 2008 or (ii) the date on which Ms. VanLent is eligible to receive medical benefits from another employer;

•	The Company will pay to Ms. VanLent, within thirty (30) days of April 30, 2008, the amount of any reasonable out-of-pocket business expenses properly incurred but not yet reimbursed; and

•

Any outstanding equity grant or award made to Ms. VanLent prior to April 30, 2008 and still outstanding as of that date will accelerate such that all stock options or grants of restricted stock will vest or be released from restriction in full as of April 30, 2008. She will have until December 31, 2009 to exercise any then outstanding vested equity awards which were granted prior to April 30, 2008.

A copy of the separation agreement is filed as Exhibit 10.1 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1    Confidential Separation Agreement and General Release between the Company and Anne VanLent dated April 30, 2008

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BARRIER THERAPEUTICS, INC.

Date: May 1, 2008	By:	/s/ Al Altomari
	Name:	Al Altomari
	Title:	Chief Executive Officer